Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Bowater Incorporated:

We consent to the use of our reports dated February 26, 2003, on the consolidated financial statements and schedule of Bowater Incorporated and subsidiaries (the "Company") as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports refer to the Company's adoption of the provisions of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002.


/s/ KPMG LLP
Atlanta, Georgia
August 21, 2003